Filed Pursuant to Rule 433
Registration Nos. 333-206176 and 333-206176-01

$706+mm Synchrony Credit Card Master Note Trust (SYNCT) 2018-2  (Retail Cards)

Jt-Leads	:	SG (str), JPM, MIZ
Co-Mgrs	:	BAML, Mischler, Scotia, Wells

CLS	$AMT(MM)	WAL	M/F	E.FINAL	L.FINAL	BENCH	SPRD	Yld	CPN	$Px
A	600.000	4.96	Aaa/AAA	05/15/23	05/15/26	iSwp	+50	3.502	3.47	99.96916
B	57.534*	4.96	Aa2/AA	05/15/23	05/15/26	iSwp	+70	3.702	3.67	99.98264
C	49.315*	4.96	A2/A	05/15/23	05/15/26	iSwp	+90	3.902	3.87	99.99671

*Class B $57,534,246;  Class C $49,315,069

Registration	:	Public / SEC Registered
Expected Settle	:	06/01/18	ERISA Eligible	:	Yes
First Payment	:	07/16/18	Min Denoms	:	Class A $10k x $1k
Expected Ratings	:	M/F		:	Class B/C $10k x $1
Bill & Deliver	:	SG

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